Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) of Virgin Media Inc. and to the use of our report with respect to the consolidated financial statements of Virgin Media Investments Limited and subsidiaries dated June 15, 2010.

/s/ Ernst & Young LLP

London, England
June 15, 2010